EXHIBIT 10.01



                              OPENWAVE SYSTEMS INC.

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

         This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between _____________ (the "Employee") and Openwave Systems Inc., a Delaware corporation (the "Company") effective as of__________, 2006 (the "Effective Date").

                                    RECITALS

         A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

         B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

         C. The Board believes that it is imperative to provide the Employee with certain benefits upon the Employee's termination of employment following a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

         D. The Board has approved this Agreement and wishes to replace any existing individual agreements or arrangements with the Employee entered into prior to the Effective Date and that relate to severance payments or vesting acceleration with respect to options, restricted stock or other compensatory stock-based awards upon a change of control of the ownership of the Company, with this Agreement which is now the Company's standard form of agreement with its officers with respect to this subject matter.

         E. Certain capitalized terms used in the Agreement are defined in
Section 6 below.

The parties hereto agree as follows:


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         1. TERM OF AGREEMENT. This Agreement became effective on the Effective
Date and shall terminate only upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied. Except as otherwise expressly provided in Section 3(a) below, this Agreement supersedes and replaces any individual agreements or arrangements, or any relevant portions thereof, between the Company or any of its subsidiaries and the Employee entered into prior to the Effective Date that relate to (1) any severance payments or benefits, (2) any other payments or benefits, or (3) any vesting acceleration, lapse of restrictions or other amendment with respect to options or restricted stock of the Company, in each case related to a change of control of the ownership of the Company (however defined in any such agreements or arrangements). Any such individual agreements or arrangements, or any relevant portions thereof addressing this subject matter (whether in the form of offer letters, employment agreements, change of control agreements, severance agreements, transition agreements, severance policies or plans, or otherwise) are hereby terminated and shall no longer have any force or effect.

         2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that this Agreement does not change the "at-will" status of Employee's employment with the Company, as defined under applicable law. If the Employee's employment terminates for any reason not in connection with a Change of Control, the Employee shall not be entitled to any benefits, damages, awards or compensation under Section 3 of this Agreement but may be entitled to payments or benefits in accordance with the Company's other established employee plans and practices or pursuant to other agreements with the Company.

         3. SEVERANCE AND OTHER BENEFITS.

         (a) Termination in Connection with a Change of Control. If the Employee's employment terminates as a result of Involuntary Termination at any time during the period commencing two (2) months prior to a Change of Control and ending twenty four (24) months following a Change of Control, then immediately after the later of (i) five (5) business days after the Employee's last date of employment with the Company and (ii) seven (7) calendar days after execution and delivery of an effective release of claims against the Company and related parties that releases the Company and such parties from any claims whatsoever arising from or related to the Employee's employment relationship with the Company (substantially in the Company's standard form entitled Mutual Separation and Release Agreement), 100% of the unvested portion of any stock option, restricted stock or any other compensatory stock award granted to the Employee by the Company and then held by the Employee (except for any stock option, restricted stock or other compensatory stock award which by the express terms of the grant or by express designation by the Board are expressly excluded from the effect of this Agreement) shall automatically be accelerated in full so as to become immediately and completely vested and no longer subject to any contractual restrictions.

         In addition to such vesting acceleration, on the date that such acceleration occurs, the Employee shall receive the following payments and benefits:

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                  (i) A lump sum cash payment equal to the Employee's then
current annual base salary and target annual bonus multiplied by the factor specified below (without taking into account any reduction in base salary which could trigger an Involuntary Termination), less applicable withholding taxes or other withholding obligations of the Company. The factor to be applied to the lump sum payment above shall be two (2) if the Employee is the Chief Executive Officer, one and one-half (1.5) if the Employee is the General Counsel or a member of E-Staff, and one (1) in all other cases; in each case measured as of the date of the event constituting or giving rise to the occurrence of an Involuntary Termination. For example, if the Employee is a member of E-Staff, then the lump sum cash payment shall be equal to one and one-half times the Employee's annual base salary plus target annual bonus.

                  (ii) At the Company's expense, the Company will continue to provide Employee, and eligible dependents or other qualified beneficiaries of Employee, with medical, dental and vision insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for a period of twenty-four (24) months if the Employee is the Chief Executive Officer, eighteen (18) months if the Employee is the General Counsel or a member of E-Staff, and twelve (12) months in all other cases, provided that the Employee completes and timely files all necessary COBRA election documentation which will be sent to Employee after the last day of employment. After the periods specified in this Section 3(a)(ii), if Employee wishes to continue such COBRA coverage, Employee will be required to pay all requisite premiums for such continued coverage.

                  (b) Voluntary Resignation; Termination For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation (which is not an Involuntary Termination) or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the terms of the Company's other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

                  (c) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the Company's other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

                  (d) Termination Not in Connection With a Change of Control. In the event the Employee's employment terminates not in connection with a Change of Control, for any reason or no reason, whether on account of Disability, death, or otherwise, either prior to the period commencing two (2) months before the occurrence of a Change of Control or after the twenty four (24) month period following a Change of Control, then the Employee shall not be entitled to receive severance and any other benefits under this Agreement, but only as may then be established under the Company's other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

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                  (e) Mitigation. The Employee shall not be required to mitigate damages or the amount of any payment or benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits received by the Employee after the date of the termination of employment, or otherwise.

         4. ATTORNEY FEES, COSTS AND EXPENSES. The Company shall promptly reimburse the Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by the Employee to enforce his or her rights hereunder. In the event the Employee is not the prevailing party, the Employee shall repay such reimbursements. The prevailing party shall be determined based upon the applicable court's or arbitrator's determination of which party prevailed on the major contested issues, with reference to the amount awarded or agreed to and without regard to whether or not the action resulted in a final judgment or was settled.

         5. TAX MATTERS. In the event that any severance and other payments and benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then the Employee's benefits under Section 3 shall still be delivered in full, and in addition at the same time the Employee shall receive an additional lump sum cash payment, taking into account all applicable federal, state, local and other income, employment and other taxes and the excise tax imposed by Section 4999 (assuming for purposes of this calculation that the Employee is liable for such taxes at the highest marginal tax rate) that results in no reduction to the Employee in the amount or the value of the benefits under Section 3 of this Agreement as a result of the application of Sections 280G and 4999 of the Code (and any corresponding provisions of state tax law). Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company's independent accounting firm (the "Accountants"). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code (and any corresponding provisions of state tax law). The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

         6. DEFINITION OF TERMS. The following terms used in this Agreement shall have the following meanings:

                  (a) Cause. "Cause" shall mean (i) gross negligence or willful misconduct in the performance of the Employee's duties to the Company; (ii) repeated

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unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated lawful written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

                  (b) Change of Control. "Change of Control" means the occurrence of any of the following events:

                           (i) The sale, exchange, lease or other disposition of
all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) that will continue the business of the Company in the future;

                           (ii) A merger or consolidation involving the Company
in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of "shareholders of the Company immediately prior to such merger or consolidation" for purposes of the preceding calculation); or

                           (iii) The direct or indirect acquisition of
beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that "person or group of related persons" shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee).

                  (c) Disability. "Disability" shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness or injury, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Employee or the Employee's legal representative and acceptable to the Company or its insurers (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days'

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written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

                  (d) E-Staff. "E-Staff" shall mean the senior executives of the Company who report directly to the Chief Executive Officer.

                  (e) Involuntary Termination. "Involuntary Termination" shall mean the Company's termination of Employee's employment or the Employee's resignation from the Company, as applicable, in either case upon or within 3 months after the occurrence of any of the following events: (i) without the Employee's express written consent, the significant reduction of the Employee's duties, authority, responsibilities, job title or reporting relationships relative to the Employee's duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Employee of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than twenty five (25) miles from the Employee's then present location, without the Employee's express written consent; (vi) any termination of the Employee by the Company which is not effected for Disability or for Cause, or any actual or purported termination effected by the Company for Disability or for Cause for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the Employee. For purposes of clause (i) of the immediately preceding sentence, the Employee's responsibilities shall be deemed to be significantly reduced if the Employee is no longer an executive officer (in the case of current executive officers) or on the executive officer management staff (in the case of current E-Staff) of such ultimate parent entity.

         7. SUCCESSORS.

                  (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described

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in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law or otherwise.

                  (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         8. MISCELLANEOUS.

                  (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

                  (b) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the internal laws of the State of California. Both Employee and the Company hereby agree to the jurisdiction and venue of the courts of the State of California and Federal Courts of the United States of America located within the County of Santa Clara for all actions relating to this Agreement. Employee further agrees that service upon Employee in any such action or proceeding may be made by first class mail, certified or registered, to the Employee's address as last appearing on the records of the Company or by personal service on Employee.

                  (c) Counterparts; Facsimile. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The executed copy of this Agreement may be delivered by facsimile or in original form.

                  (d) Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                  (e) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

                  (f) Construction. It is the intent of the parties hereto that this Agreement be in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder. To the extent that any provision of this Agreement does not so comply, or, to the extent that the Employee would become subject, by reason of this Agreement, to the extra taxes imposed under Section 409A of the Code, this Agreement shall be deemed modified to the minimum extent necessary to comply including, if required, a modification to impose a six-month delay in payments hereunder to "specified employees" of the Company.

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         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.


COMPANY                             OPENWAVE SYSTEMS INC.


                                    ____________________________________
                                    Name:  David Peterschmidt
                                    Title: President and CEO


EMPLOYEE                            Signature:__________________________

                                    Name:_______________________________